Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

iVILLAGE INC.,

NBC UNIVERSAL, INC.

and

iVILLAGE ACQUISITION CORP.

Dated as of March 3, 2006

		Page
10.10	Publicity	52
10.11	Assignment; Third Party Beneficiaries	52
10.12	Waiver of Jury Trial	52

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	41
Affiliate	6
Agreement	1
Balance Sheet Date	19
Bankruptcy and Equity Exceptions	10
Business Day	2
Capitalization Date	8
Certificate	4
Certificate of Merger	1
Closing	2
Closing Date	2
Code	6
Company	1
Company Board	4
Company Charter Documents	7
Company Common Stock	2
Company Contract	18
Company Disclosure Schedule	6
Company Domain Name	21
Company Material Adverse Effect	7
Company Option	3
Company Owned IP	25
Company Plans	16
Company Preferred Stock	8
Company Recommendation	35
Company Recommendation Change	41
Company Registered IP	21
Company Representatives	39
Company Required Vote	10
Company SEC Reports	11
Company Source Code	25
Company Stock Plans	9
Company Stockholder Meeting	35
Confidentiality Agreement	35
Continuing Employees	36
Delaware Secretary	1
DGCL	1
Dissenting Shares	3
Dissenting Stockholders	3
Effective Time	1
Employees	16
Engagement Letter	13
Environmental Laws	21
ERISA	16
Exchange Act	11
Exchange Fund	4
Fairness Opinion	14
Filed Company SEC Documents	13
Foreign Antitrust Laws	11
GAAP	7
Governmental Damages	45
Governmental Entity	11
Governmental Investigation	45
Hearst	7
HSR Act	11
Indemnified Parties	37
Intellectual Property	25
Intellectual Property License	25
Intellectual Property Rights	25
J.P. Morgan	13
Knowledge	11
Legal Proceeding	25
Liens	9
Material Trade Secrets	22
Merger	1
Merger Consideration	2
Merger Sub	1
Multiemployer Plan	16
Notice	41
Off-the-Shelf Software	22
Option Consideration	3
Other Filings	33
Parent	1
Parent Material Adverse Effect	26
Parent Plans	36
Paying Agent	4
Permits	17
Permitted Liens	20

Page
Person	5
Policies	20
Proxy Statement	11
Restraints	43
SEC	11
Securities Act	11
Significant Subsidiary	8
Subsidiary	8
Subsidiary Documents	8
Superior Proposal	42
Surviving Company	1
Tax Return	16
Taxes	16
Termination Date	46
Termination Fee	48
Transaction Expenses	49
Voting Agreement	10

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2006 (as amended, supplemented or otherwise modified from time to time, and together with all schedules hereto, this “Agreement”), is entered into by and among NBC Universal, Inc., a Delaware corporation (“Parent”), iVillage Inc., a Delaware corporation (the “Company”), and iVillage Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective Boards of Directors of each of the Company, Parent, and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company has (a) determined that the Merger (as defined herein) and the other transactions contemplated hereby are fair to and advisable and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended that the Company’s stockholders adopt this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                                       THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions of this Agreement, in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into the Company (the “Merger”).  The Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) of the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2           Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as soon as practicable on the Closing Date (as hereinafter defined).  As used herein, the term “Effective Time” shall mean the date and time when the Merger becomes effective, which shall be upon the filing of the Certificate of Merger or such later time as is agreed to by the parties hereto and specified in the Certificate of Merger

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects and consequences set forth in Section 259 of the DGCL.

1.4           Closing of the Merger.  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) at the offices of Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York, at 8:00 a.m., Eastern time, on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the “Closing Date”).  For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Delaware Secretary is closed.

1.5           Certificate of Incorporation.  At the Effective Time, subject to Section 7.6(c), the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be “iVillage Inc.,” until thereafter amended as provided therein or in accordance with applicable law.

1.6           Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 7.6(c), shall be the bylaws of the Surviving Company, until thereafter amended as provided therein or in accordance with applicable law.

1.7           Board of Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company and applicable law, until their respective successors are duly elected or appointed (as the case may be) and qualified.

1.8           Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

2.                                       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1           Conversion of Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the shares of Company Common Stock:

(a)           All shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) owned by the Company (including treasury shares), Merger Sub or Parent (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) automatically shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for the Merger Consideration (as defined below); and

(b)           Each outstanding share of Company Common Stock (other than those cancelled pursuant to Section 2.1(a) and Dissenting Shares (as defined below)) shall be converted into and become the right to receive an amount in cash, without interest, equal to $8.50 (the “Merger Consideration”).

2.2           Effect on Capital Stock of Merger Sub.  At and after the Effective Time, each share of common stock, par value $0.01, per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company and constitute the only outstanding shares of capital stock of the Surviving Company and shall not be effected by the Merger.

2.3           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.  If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(b), without any interest thereon.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.1 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

2.4           Treatment of Options and Other Stock-Based Awards.

(a)           As of the Effective Time, each option to purchase shares of Company Common Stock or other right to receive shares of Company Common Stock under any Company Stock Plan (each a “Company Option”) which is outstanding and unexercised immediately prior thereto shall become fully vested as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Company Option be cancelled and the holder thereof will receive as soon as reasonably practicable following the Effective Time a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option (collectively, the “Option Consideration”).  As of the Effective Time, all Company Options,

whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration.

(b)           The Board of Directors of the Company (the “Company Board”) or compensation committee of the Company Board shall make such amendments and adjustments to or make such determinations with respect to the Company Options, as are necessary to implement the provisions of this Section 2.4.  Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not following the Effective Time, be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Company or to receive any payment in respect thereof other than with respect to the payment of the Option Consideration as provided in Section 2.4(a).  Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time.

3.                                       EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1           Parent to Make Merger Consideration Available.  Immediately prior to the Effective Time, Parent shall (a) deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) in a separate fund (the “Exchange Fund”), for the benefit of the holders of certificates or evidence of shares in book-entry form which immediately prior to the Effective Time evidenced shares of Company Common Stock (each a “Certificate”), an amount in cash sufficient to pay the aggregate Merger Consideration, and (b) instruct the Paying Agent to timely pay the Merger Consideration in accordance with this Agreement.  The Merger Consideration deposited with the Paying Agent pursuant to this Section 3.1 shall be invested by the Paying Agent as directed by Parent; provided, however, that any such investment or any payment of earnings from any such investment shall not delay the receipt by the holders of record of the Certificates of the Merger Consideration or otherwise impair such holders’ rights hereunder.  Any interest or income produced by such investments shall be the property of and shall be paid promptly to Parent.  In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment.  The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares Company Common Stock and (ii) applied promptly to making the payments provided for in Section 2.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

3.2           Exchange of Shares.

(a)           As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which shall be in customary form and shall have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger

Consideration.  Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly completed and validly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of the Merger Consideration that such former holder has the right to receive pursuant to the provisions of Section 2, in each case, in respect of the Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so surrendered shall forthwith be cancelled.

(b)           If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Paying Agent in advance any transfer or other similar taxes required by reason of the payment of the Merger Consideration to any Person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not payable.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.  No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.  As used herein, “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

(c)           All cash paid upon the surrender of Certificates in accordance with the terms of this Section 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates.  At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 3.

(d)           Any portion of the Exchange Fund that remains unclaimed by the Company’s stockholders for one year after the Effective Time shall be paid, at the request of Parent, to Parent.  Any stockholders of the Company who have not theretofore complied with this Section 3 shall thereafter look only to Parent for payment of the Merger Consideration payable in respect of each share of Company Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent, Merger Sub or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as

Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f)            Parent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Options such amounts as Parent, or any affiliate (as defined under the Exchange Act (an “Affiliate”)) thereof, or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Parent or the Paying Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Paying Agent.

3.3           Adjustments to Prevent Dilution.  Without limiting the other provisions of the Agreement, in the event that the Company changes the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Option Consideration shall be equitably adjusted to reflect such change.

4.                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1           Corporate Organization.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, is duly licensed or qualified to do business, and is in good standing in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.  As used in this Agreement, the term “Company Material Adverse Effect” means any change, event, occurrence or state of facts that has had or would reasonably be expected to have or result in (i) a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis or (iii) a condition that causes the iVillage.com web site to be completely and substantially disabled for more than 48 consecutive hours; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or its Subsidiaries the cause of which is (A) the execution, delivery, pendency or public announcement of this Agreement or the transactions contemplated hereby or any actions required to be taken in compliance herewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any of its Subsidiaries has any relationship and including any litigation brought by stockholders of Company in connection with the transactions contemplated hereby (provided that the exclusion set forth in this clause (A) shall not apply to Section 4.3(b) hereof), (B) any change in the market price or trading volume of the Company’s securities or any effect resulting from any such change (provided that this clause shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change does not constitute or contribute to a Company Material Adverse Effect), (C) any failure by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that this clause shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Company Material Adverse Effect), (D) any change in federal or state law or regulations, generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable generally to the industries in which the Company or its Subsidiaries operate, (E) any expiration or any breach or termination by Hearst Communications, Inc.  (“Hearst”) of the Website Services Agreement, entered into as of July 1, 2004, as amended, by and between the Company and Hearst, (F) changes generally affecting the industries in which the Company or its Subsidiaries operate (except with respect to changes that disproportionately affect the Company or its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate), (G) changes in economic conditions (including changes in the prevailing interest rates) in the United States, in any region thereof, or in any non-U.S. or global economy (except with respect to changes that disproportionately affect the Company or its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate) or (H) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster that does not disproportionately affect the Company or its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate.

(b)           The copies of the certificate of incorporation and bylaws of the Company (the “Company Charter Documents”) which have previously been provided or made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  The copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Significant Subsidiaries (the “Subsidiary Documents”) which have previously been provided or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.  All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Significant Subsidiaries is in violation of any of their respective provisions.  As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such Person for financial reporting purposes and, with respect to the Company, “Significant Subsidiary” means  the Subsidiaries listed in Section 4.1(a) of the Company Disclosure Schedule.

(c)           Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing as a corporation, partnership, limited liability company or other entity, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except when the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not have or would not reasonably be expected to have or result in a Company Material Adverse Effect and (iii) has all requisite corporate or other requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  As of the date hereof, the Company does not have any Subsidiary, other than the Significant Subsidiaries, from which it derived greater than 5% of the Company’s consolidated revenues for fiscal 2005.

(d)           The minute books of the Company and each of its Significant Subsidiaries previously provided or made available to Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken from January 1, 2003 through January 31, 2006 of their respective stockholders, members, partners or other equity holders and Boards of Directors or other governing bodies (including committees of their respective Boards of Directors or other governing bodies).  Except as previously provided or made available to Parent, from January 31, 2006 through the date hereof, the Company Board of Directors and committees thereof have not taken any action by written consent or by meeting, other than with respect to the Merger and the solicitation process code-named “Project Galaxy.”

4.2           Capitalization.

(a)           The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share, (the “Company Preferred Stock”).  As of the close of business on February 28, 2006 (the “Capitalization Date”), there were 72,781,679 shares of Company Common Stock outstanding, no shares of Company Preferred Stock outstanding and 1,091,498 shares of Company Common Stock held in the Company’s treasury.  As of the close of business on the Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved or to be made available for issuance, except as set forth in Section 4.2(a) of the Company Disclosure Schedule.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement and as of the Closing Date, except (i) as set forth in Section 4.2(a) of the Company Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any Company Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company’s stock plans and arrangements set forth in Section 4.2(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), (iii) a warrant for 5,282 shares of Common Stock with an exercise price of $14.35 per share held by Leasing Technologies International, Inc. and (iv) as set forth elsewhere in this Section 4.2(a), the Company does not and will not have and is not and will not be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company capital stock (including any rights plan or agreement).  Section 4.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of options or other rights to purchase shares or receive shares of Company Common Stock issuable upon the exercise of each stock option granted under the Company Stock Plans or otherwise that were outstanding as of the Capitalization Date, and the exercise price for each such Option or other right.  Since the Capitalization Date, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 4.2(a) or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Company Stock Plans.

(b)           Section 4.2(b) of the Company Disclosure Schedule lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Significant Subsidiary of the Company.  Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any of its Significant Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries).  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized, validly issued and fully paid, non assessable and free and clear of preemptive rights, with no personal liability attaching to the ownership thereof.  Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

4.3           Authority; No Violation.

(a)           The Company has full corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The Company Board at a duly called and held meeting has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and declared this Agreement and the Merger to be advisable, (ii) authorized and approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) subject to Section 7.7, recommended that stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the Company’s stockholders at the Company Stockholders Meeting (as hereinafter defined).  Except for the adoption of this Agreement by the affirmative vote (by person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).  The voting agreement entered into by Parent with certain stockholders of the Company simultaneously with the execution and delivery of this Agreement (the “Voting Agreement”) has been approved at a duly called and held meeting of the Company Board and which approval included a Consenting Vote (as defined in that certain Amended and Restated Stockholder Agreement, dated as of June 20, 2001, by and between the Company and Hearst).

(b)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the Merger), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter Documents or Subsidiary Documents or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate conflict with result in a breach of any provision of or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or, except as set forth in Section 4.3(b) of the Company Disclosure Schedule, result in the termination or revocation of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

4.4           Consents and Approvals.  No consents or approvals of, or filings or registrations with, any federal or state court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any third Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for (a) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filings required under, and in compliance with, other applicable requirements of non-U.S. laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively, “Foreign Antitrust Laws”), (c) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the Company Stockholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (d) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and (e) consents or approvals of, or filings or registrations with, Governmental Entities or third parties, the failure of which to be obtained or made, individually or in the aggregate, would not have or would not reasonably be expected to have or result in a material adverse effect on the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

4.5           SEC Filings.  The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2003 (collectively, the “Company SEC Reports”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”).  Each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing).  None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplemented, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.  For purposes of this Agreement, “Knowledge” shall mean the actual knowledge, after reasonable inquiry (which shall not require inquiry of persons other than the persons hereinafter referenced in this definition, and with respect to such referenced individuals, shall require inquiry solely within the scope of such individuals’ respective business responsibilities), of the individuals listed on Section 4.5 of the Company Disclosure Schedule.  The officers of the Company listed in Section 4.5 of the Company Disclosure Schedule shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person, other than as expressly set forth in the foregoing sentence.

4.6           Financial Statements.

(a)           At the time they were filed with the SEC, the consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).  At the time they were included in the Company’s Current Report on Form 8-K furnished to the SEC on February 13, 2006, the unaudited consolidated financial statements of the Company for the fiscal year ended December 31, 2005 had been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (including within the meaning of the Sarbanes-Oxley Act of 2002) the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the period then ended (subject to normal year end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(b)           Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, the records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic mechanical or photographic process whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(b).  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) and internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, including Section 13(b)(2) thereof, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  Based on their most recent evaluation, the Company’s principal executive officer and its principal financial officer disclosed, based on their evaluation at that time of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  A copy of any such disclosures has previously been provided or made available to Parent.  As of the date hereof, to the Knowledge of the Company, the Company has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.

(c)           The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.  Except as set forth in the Company SEC Reports filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), since the Company’s proxy statement dated April 29, 2005 through the date hereof, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(d)           To the Knowledge of the Company, between January 1, 2003 and the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  To the Knowledge of the Company, between January 1, 2003 and the date hereof, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

4.7           Broker’s Fees.  Except for the Company’s engagement of J.P. Morgan Securities Inc. (“J.P. Morgan”), neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.  The Company has heretofore delivered or made available to Parent a correct and complete copy of the Company’s engagement letter with J.P. Morgan, together with any amendment or supplement (the “Engagement Letter”), which letter describes all fees payable to J.P. Morgan in connection with the transactions contemplated by this Agreement, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of J.P. Morgan.

4.8           Opinion of Financial Advisor.  The Company Board has received and furnished or made available a copy thereof to Parent (for information purposes only), the opinion in writing of J.P. Morgan, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the common stockholders of the Company is fair from a financial point of view to such stockholders (the “Fairness Opinion”).

4.9           Absence of Certain Changes or Events.

(a)           Since the Balance Sheet Date, there have not been any events, changes, occurrences, or state of facts that, individually or in the aggregate, have had or that would reasonably be expected to have or result in a Company Material Adverse Effect.

(b)           Except as contemplated by this Agreement or permitted under Section 6.2, since the Balance Sheet Date, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practices.

4.10         Legal Proceedings.

(a)           As of the date of this Agreement, except as set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened material, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries.

(b)           Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by (or, to the Knowledge of the Company, threatened to be subject to or bound by) any material injunction, order, judgment, decree or regulatory restriction of any Governmental Entity.

4.11         Taxes.

(a)           Except as set forth in Section 4.11(a) of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all income, franchise and all other material Tax Returns (as hereinafter defined) required to be filed by it since January 1, 2000, and such Tax Returns are true, correct and complete in all material respects, and (B) paid in full all Taxes (as hereinafter defined) shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries, except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided on the most recent balance sheet contained in the Filed Company SEC Documents.  For purposes of this Section 4.11, “other material Tax Returns” means any and all Tax Returns (other than income and franchise Tax Returns) for which Taxes material to the Company and its Subsidiaries taken as a whole are due and payable.

(b)           Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated, combined, consolidated or unitary group (other than a group the common parent of which is the Company) filing a consolidated tax return, or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law.

(c)           No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(d)           None of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e)           All Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate.

(f)            Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or granted any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.

(g)           The Federal income Tax Returns of the Company and each of its Subsidiaries have not been examined by and settled with the Internal Revenue Service.

(h)           Except as set forth in Section 4.11(h) of the Company Disclosure Schedule, no audit or other administrative or court proceedings are pending with any taxing authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(i)            The Company has made, or will make within 30 days of the date hereof, available to Parent complete and correct copies of (i) all income and franchise Tax Returns and all other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or any audit report issued prior to such time with respect to any audit or proceeding in progress) relating to income and franchise and any other material Taxes of the Company or any of its Subsidiaries.

(j)            The Company is not, and has not been at any time during the past five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(k)           As used herein, “Taxes” shall mean (i) all taxes, charges, levies or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest, penalties or additions to tax attributable thereto, and (ii) any amounts in respect of any items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any analogous provision of state, local or foreign law) or otherwise.

(l)            As used herein, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

4.12         Employee Benefit Plans.

(a)           Section 4.12(a) of the Company Disclosure Schedule sets forth a complete and correct list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all written employment, consulting and individual compensation agreements involving annual compensation in excess of $20,000 and all collective bargaining agreements and (iii) all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, disability, welfare, benefit, training, sick leave, leave of absence, vacation, salary continuation, medical, life insurance, fringe benefits, or educational assistance, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the “Employees”) (collectively, the “Company Plans”).  None of the Company Plans is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), is subject to title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)           The Company has previously provided or made available to Parent true and complete copies of each of the Company Plans and each of the following (if applicable): (i) the most recent actuarial valuation report for each Company Plan, (ii) the most recent determination letter from the Internal Revenue Service for each Company Plan, (iii) any summary plan description by the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) the most recent Form 5500, including the attached schedules, required to have been filed with the Internal Revenue Service.

(c)           Neither the Company nor any of its Subsidiaries maintains or is required to contribute to any Company Plan that provides for post-retirement medical, life insurance or other welfare-type benefits coverage (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law, or claims incurred on or before the end of the month on or immediately following the retirement date of any Employee).

(d)           The Company Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter, except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e)           The Company Plans have been maintained and administered in all  respects in accordance with their terms and applicable laws except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(f)            There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Company Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof or to the Knowledge of the Company, with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) except as set forth in Sections 2.1 and 2.4, result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) except as set forth on Section 4.12(g) of the Company Disclosure Schedule and in Sections 2.1 and 2.4, result in the acceleration of the time of payment or vesting of any rights or benefits under any such plan.

4.13         Compliance with Applicable Law.

(a)           Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations from Governmental Entities (collectively, “Permits”), or required by Governmental Entities to be obtained, in each case necessary for the lawful conduct of their respective businesses as conducted as of the date hereof under and pursuant to, and have complied in all material respects with and are not and since January 1, 2004, have not been in violation in any material respect under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received written notice of any material violations of any of the above.

(b)           Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing standards of NASDAQ, including those related to corporate governance.

4.14         Certain Contracts.

(a)           Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, agreement, mortgage, pledge, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits, curtails or restricts the rights of the Company or any of its Subsidiaries (either individually or together with the Company’s Affiliates) to compete in any line of business in any geographic area or with any Person, or which requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, (iii) with any director, executive officer (as defined in Item 402 of Regulation S-K of the SEC) or Affiliate of the Company, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) which relates to the incurrence of indebtedness for borrowed money (other than sales of securities subject to repurchase, in each case in the ordinary course of business) by the Company or any of its Subsidiaries or any contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (vi) which grants any Person a Lien, right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or its Subsidiaries, (vii) evidencing financial hedging or similar trading activities, (viii) which concerns the voting of capital stock or other equity, other than the Voting Agreement and the Amended and Restated Stockholders Agreement dated June 18, 2001 between the Company and Hearst, (ix) which involves the purchase or sale of assets with a purchase price of $500,000 or more in any single case or $2,000,000 in all such cases, other than purchases and sales in the ordinary course of business, (x) which are standstill or similar agreements restricting the Company from acquiring the securities of, soliciting proxies respecting, or affecting the control, of any Person (other than confidentiality agreements entered into in connection with the “Project Galaxy” solicitation process), (xi)  with any Governmental Entity involving $75,000 or more in any single case or $500,000 in all such cases, (xii) which involved payments by the Company or any of its Subsidiaries in fiscal year 2005 of more than $2,500,000 or which could reasonably be expected to involve payments during fiscal year 2006 of more than $2,500,000 other than any such contract that is terminable at will on sixty (60) days or less notice without payment of a penalty in excess of $2,500,000, other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2, or (xiii) which commit the Company or any of its Subsidiaries to enter into any of the foregoing.  Each contract, agreement, mortgage, pledge, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not filed in or disclosed as an exhibit to a Filed Company SEC Document or set forth in Section 4.14(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has heretofore provided or made available to Parent complete and correct copies of each Company Contract in existence as of the date hereof together with any and all amendments thereto.

(b)           Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except, in each case, with respect to the foregoing clauses (i) through (iii) as would not reasonably be expected to result in a loss of a material benefit to the Company and its Subsidiaries taken as whole.  Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, to the Knowledge of the Company, no other party to any Company Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material default by any such other party thereunder.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Company Contract, received any notice of material breach or default under any Company Contract which material breach or default has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a material breach of any Company Contract.

4.15         Undisclosed Liabilities.  Except for (a) those liabilities or obligations that are fully reflected or reserved against on the consolidated balance sheet of the Company as at December 31, 2005 (the “Balance Sheet Date”) included in the Company’s report referred to in the last sentence of Section 4.6(a), (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) liabilities or obligations that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (d) liabilities or obligations incurred pursuant to and in compliance with Section 6.2, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

4.16         Anti-Takeover Provisions.  The Company Board has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other state or federal anti-takeover statute or regulation (including Section 203 of the DGCL) is applicable to the Merger, the Voting Agreement, or any of the transactions contemplated by this Agreement.

4.17         Company Information.  The Proxy Statement, at the date first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting and at the time filed with the SEC, and any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents.  The Proxy Statement (except for such portions thereof as relate only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the Exchange Act.

4.18         Title to Property.

(a)           Real Property.  The Company and its Subsidiaries do not own any real property.

(b)           Personal Property.  The Company and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title does not and would not reasonably be expected to result in, either individually or in the aggregate, a

Company Material Adverse Effect.  With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(c)           Leased Property.  All leases of real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases real or personal property (true, complete and correct copies of which have been provided or made available to Parent) are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or, to the Knowledge of the Company, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in a loss of a material benefit to the Company and its Subsidiaries taken as whole.

As used herein, “Permitted Liens” means (i) Liens publicly disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Company SEC Reports filed prior to the date hereof, (ii) Liens disclosed in Section 4.18 of the Company Disclosure Schedule, (iii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iv) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (v) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations or (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business.

4.19         Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance).  The Company and its Subsidiaries are in compliance with their insurance policies (the “Policies”), including any State Self Insurance program, and are not in breach or default under any of the terms thereof.  As of the date of this Agreement, no notice of cancellation or termination has been received by the Company with respect to any such Policy.  Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof) and, except as set forth on Section 4.19 of the Company Disclosure Schedule.  All premiums and other payments due under any such policy have been paid.

4.20         Environmental Liability.  To the Knowledge of the Company, (a) neither the Company nor any of its Subsidiaries has received since January 1, 2004 any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to protection of the environment, natural resources or human health and safety, or under any local, state, federal or foreign law, statute, regulation, ordinance, or other legal requirement relating to the protection of the environment, natural resources or human health and safety including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”) which liability or obligation is material to the Company and its Subsidiaries taken as a whole; (b) during or prior to the period of (1) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (2) its or any of its Subsidiaries’ participation in the management of any property, or (3) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws, including any pollutant, contaminant or petroleum product in, on, under or affecting any such property, which would be reasonably expected to result in a Company Material Adverse Effect; (c) none of the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law; (d) the Company and its Subsidiaries are in compliance with all Environmental Laws, including possessing all material permits required for its operations as conducted as of the date hereof under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; and (e) the Company has made available to Parent copies of any and all material environmental assessments, audits, inspections or other such reports related to the Company or its Subsidiaries or any property currently or formerly owned, operated or leased by the Company or its Subsidiaries, to the extent in the possession, custody or control of the Company or any of its Subsidiaries.

Notwithstanding any other provision of this Agreement to the contrary (including Section 4.13), the representations and warranties of the Company in this Section 4.20 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to Environmental Laws.

4.21         Intellectual Property.

(a)           Section 4.21(a) of the Company Disclosure Schedule accurately identifies:

(i)            in Section 4.21(a)(i) of the Company Disclosure Schedule: (A) each domain name (“Company Domain Name”), Trademark registration, application for Trademark registration, patent, patent application, copyright registration and application for copyright registration (“Company Registered IP”) that is owned by or registered or filed in the name of any of the Company or its Subsidiaries; and (B) the domain registrar (as to Company Domain Names) and jurisdiction (as to Company Registered IP) in which such Company Domain Name or Company Registered IP has been registered or filed;

(ii)           in Section 4.21(a)(ii) of the Company Disclosure Schedule: each contract material to the operation of the business of the Company or any of its Subsidiaries as presently conducted pursuant to which (A) any Intellectual Property Rights or Intellectual Property is licensed or otherwise granted or provided, as applicable, by or to Company or any of its Subsidiaries where the license of such Intellectual Property Rights or Intellectual Property is a material element of such contract (other than software license agreements for any third-party software that is generally available to the public at a total cost of less than $50,000 (“Off-the-Shelf Software”), and other than non-exclusive licenses granted by Company or any of its Subsidiaries in connection with the provision of services in the ordinary course of business and (B) the Company or its Subsidiaries, agree to indemnify any other Person against any claim of Intellectual Property Rights infringement; and

(iii)          in Section 4.21(a)(iii) of the Company Disclosure Schedule: all software that is owned exclusively by the Company or any of its Subsidiaries and is material to the operation of their businesses.

(b)           The Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries include all of the Intellectual Property Rights necessary to enable the Company or its Significant Subsidiaries to conduct their businesses as conducted as of the date hereof.

(c)           The Company has provided or made available to Parent an accurate and complete copy of the standard form of the following documents and contracts currently used by Company or its Subsidiaries (and no other standard form used by Company or its Subsidiaries at any time since January 1, 2003, has differed materially from the standard forms provided or made available to Parent): (i) employee agreement or similar contract with employees of the Company or its Subsidiaries containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (ii) consulting or independent contractor agreement or similar contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and the Company has obtained from each consultant, Employee and independent contractor the applicable executed agreement.

(d)           The Company or its Subsidiaries own all right, title and interest to and in the Company Owned IP (other than Intellectual Property Rights or Intellectual Property licensed by the Company identified in Section 4.21(a)(ii) of the Company Disclosure Schedule and other than non-exclusive licenses granted by the Company or its Subsidiaries in connection with the provision of services in the ordinary course of business), or have the valid and continuing right to use, sell and license or sublicense, as the case may be, all Intellectual Property and Intellectual Property Rights used, sold or licensed by the Company or its Subsidiaries, as applicable, in the businesses of the Company and its Subsidiaries as presently conducted, free and clear of any Liens that would reasonably be expected to materially interfere with the use of such Company Owned IP or licensed Intellectual Property in providing any services.  Except as set forth in Section 4.21(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries currently licenses any Company Owned IP to any Person on an exclusive basis.

(e)           Each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in Company Owned IP that is a trade secret and all other non-public, proprietary Intellectual Property and Intellectual Property Rights and that is material to the operation of the business of the Company or its Subsidiaries as presently conducted (“Material Trade Secrets”), including: (i) obtaining an appropriate non-disclosure agreement with respect to the disclosure of any Material Trade

Secrets of Company or its Subsidiaries to a third party; and (ii) imposing restrictions on unauthorized copying, unauthorized sale, transfer or use in connection with providing a third party with access to such Material Trade Secrets.  To the Knowledge of the Company, no non-public, proprietary Intellectual Property or Intellectual Property Rights that are material to the operation of the business of the Company or its Significant Subsidiaries as of the date hereof have actually been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid and binding non-disclosure agreement that protects the proprietary interests of the Company and its Subsidiaries in and to such Intellectual Property or Intellectual Property Rights.

(f)            Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Lien on, any Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned IP, except, in each case, as would not result in a Company Material Adverse Effect.

(g)           To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, any Company Owned IP that is material to the operation of the business of the Company and its Subsidiaries as presently conducted.  Section 4.21(g) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided or made available to Parent an accurate and complete copy of) each letter or other written, electronic, or to the Knowledge of the Company, oral communication or correspondence that has been sent or otherwise delivered by or to the Company and its Subsidiaries or any representative of any of the Company and its Subsidiaries since January 1, 2003, regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence; provided, however, that the Company is not required to provide the information described in clauses “(i)” and “(ii)” of this sentence for correspondence or other communications that have been sent from time to time by the Company or any of its Subsidiaries to third parties based upon any unauthorized linking to any website of the Company or its Subsidiaries, which correspondence or other communication did not and is not expected to result in any litigation, informal dispute resolution or other Legal Proceeding.

(h)           To the Knowledge of the Company, except as set forth on Section 4.21(h) of the Company Disclosure Schedule, the operations of the Company and its Subsidiaries as presently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person, except as would not result in and would not reasonably be expected to result in any liability that is material to the Company or its Significant Subsidiaries.

(i)            Except as set forth on Section 4.21(i) of the Company Disclosure Schedule, no claim or Legal Proceeding with respect to infringement, misappropriation or violation of any Intellectual Property Right is, or since January 1, 2005, has been pending, or to the Knowledge of the Company threatened, against any of the Company or its Subsidiaries.

(j)            Except as set forth on Section 4.21(j) of the Company Disclosure Schedule, since January 1, 2003, none of the Company or its Subsidiaries has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Company or its Subsidiaries, except as would not result in and would not reasonably be expected to result in any liability that is material to the Company or its Significant Subsidiaries.  Except as set forth on Section 4.21(i) of the Company Disclosure Schedule, the Company and its Subsidiaries are not the subject of any pending, or to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action which involve a claim or notice of infringement, misappropriation, unauthorized use of, or violation of any Intellectual Property Rights of any Person or challenging the ownership, use, validity or enforceability of any Company Owned IP, except as would not result in and would not reasonably be expected to result in any liability that is material to the Company or its Significant Subsidiaries.  To the Knowledge of the Company, there are no facts or circumstances likely to form the basis for any claim of infringement, misappropriation, unauthorized use of, or violation of any Intellectual Property Right of any Person or challenging the ownership, use, validity or enforceability of any Company Owned IP or Company Intellectual Property License, except as would not result in and would not reasonably be expected to result in any liability that is material to the Company or its Subsidiaries.

(k)           No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Company and its Subsidiaries).  None of the Company or its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person.  Section 4.21(k) of the Company Disclosure Schedule identifies each contract pursuant to which the Company or its Subsidiaries is or may become obligated (with or without the passage of time, the occurrence of certain events or otherwise) to provide Company Source Code to any Person.

(l)            Each of the Company and its Subsidiaries has complied in all material respects with all (i) applicable laws relating to privacy, commercial email, data protection and security and the collection or disclosure and use of personal information and user information gathered or accessed in the course of its operations and (ii) all rules, policies and procedures established by the Company and its Subsidiaries with respect to privacy, publicity, data protection and security or collection or disclosure and use of personal information and user information gathered or accessed in the course of the operations of the Company and its Subsidiaries, and with respect to the foregoing, to the Knowledge of the Company, none of the Company or its Subsidiaries has received, since January 1, 2004, any written notice from any governmental or administrative entity or agency of any claims alleging a violation of any commercial email law or any Person’s privacy, personal or confidentiality rights under any such applicable laws or such rules, policies or procedures.  Each of the Company and its Subsidiaries has taken steps consistent with applicable industry practices (including implementing and monitoring compliance with measures with respect to technical and physical security) to ensure that the information is protected against material loss and unauthorized access, use, modification or disclosure, and, to the Knowledge of the Company, there has been no unauthorized access to or other misuse of any such information.

(m)          As used in this Section 4.21 the following definitions shall apply:

“Company Owned IP” shall mean all Intellectual Property Rights or Intellectual Property with respect to which any of the Company or its Subsidiaries has any ownership interest.

“Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property or Intellectual Property Rights owned by or licensed to any of the Company or its Subsidiaries or otherwise used by any of the Company or its Subsidiaries.

“Intellectual Property” shall mean algorithms, apparatus, charts, customer lists, databases, data collections, diagrams, formulae, graphs, inventions (whether or not patentable), know-how, methods, manufacturing and production or business processes, proprietary information, protocols, schematics, specifications, techniques, user interfaces, trade secrets, discoveries, concepts, ideas, research and development, compositions, designs, drawings, specifications software, software code (in any form, including source code and executable or object code), URLs, Web Sites, Web Site end user information, and business and marketing plans and proposals, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).  The term “Web Site” includes the look and feel, including, but not limited to, overall design, appearance, graphics, artwork, color scheme, layout, navigation, functionality, features and organization for the presentation of and interaction with information or media with or without the use of html or xml software.

“Intellectual Property License” shall mean any license or other grant by or to Company or any of its Subsidiaries to use any Intellectual Property or Intellectual Property Rights.

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademarks, trade names, service marks, service names, brand names, trade dress rights, logos, slogans, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing (“Trademarks”); (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (and f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

4.22         Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the

Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.23         No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Section 4, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).

4.24         Traffic Metrics.  To the Knowledge of the Company, the information provided by the Company with respect to Company web site traffic metrics made available to Parent and listed in Section 4.24 of the Company Disclosure Schedule reflects in all material respects, based on the parameters provided by Parent, the actual use of the Company’s web sites by its users for the periods covered by such metrics.

4.25         Organizational Structure.  As of the date hereof, the organizational chart included in Section 4.25 of the Company Disclosure Schedule is true and correct in all material respects.

5.                                       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1           Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect.  The copies of the charter documents of Parent and Merger Sub which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.  As used in this Agreement, a “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in a timely manner or otherwise prevent or materially delay Parent or Merger Sub from performing any of its material obligations under this Agreement.

5.2           Authority; No Violation.

(a)           Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

(b)           Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby (including the Merger), nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of charter documents of Parent or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate would not have or would not reasonably be expected to result in a Parent Material Adverse Effect.

5.3           Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Entity or any third Person are necessary in connection with (a) the execution and delivery by Parent or Merger Sub of this Agreement or (b) the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) any notices required to be filed under the HSR Act, (ii) filings under Foreign Antitrust Laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and (iv) consents or approvals of, or filings or registrations with, Governmental Entities or third parties the failure of which to be obtained would not be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.4           Broker’s Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

5.5           Legal Proceedings.

(a)           Neither Parent, Merger Sub nor any of their respective Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective Subsidiaries or the assets of Parent, Merger Sub or any of their respective Subsidiaries which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.6           Financial Capability.  Parent will have available at the Effective Time sufficient immediately available funds to enable Parent to pay in full the Merger Consideration, the Option Consideration and all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, Parent’s ability to consummate the transactions contemplated hereby is not contingent on Parent’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Effective Date.

5.7           Parent Information.  The information relating to Parent and its Subsidiaries (including Merger Sub) to be provided in writing by Parent to be contained in the Proxy Statement, any filing pursuant to Rule 14a-12 or Rule 14a-6 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith, will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholder Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.8           No Business Activities by Merger Sub.  All of the outstanding capital stock of Merger Sub is owned by Parent.  Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Merger Sub has no Subsidiaries.

5.9           Ownership of Company Common Stock; No Other Agreements.  Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL nor has Parent or any subsidiary or Affiliate of Parent taken any action in its capacity as a stockholder of the Company that would cause such Section 203 to be applicable to this Agreement or the Merger.  Neither

Parent, Merger Sub nor any of their respective Subsidiaries or, to the knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Common Stock, in each case, except in accordance with this Agreement, including the Merger.  Neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer, director or employee of the Company in connection with the transactions contemplated by this Agreement.   This representation and warranty does not apply to the activities in the ordinary course of business of the financial services businesses of General Electric Company or any of its Affiliates (including any pension, retirement or employee benefit fund), other than Parent and Merger Sub, including brokerage, money management, financing, financial advisory, arbitrage, sales, trading and passive market making activities.

5.10         Acknowledgement of Parent.  Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries.  In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement and (b) agrees, to the fullest extent permitted by law, that, expect in respect of breaches of this Agreement by the Company, none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement.  Parent shall not be deemed to have waived any breach of any of the Company’s representations and warranties or any covenants or agreements as a result of the Parent’s Knowledge of any such breach at the Closing.

6.                                       COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1           Conduct of Business Prior to the Effective Time.  Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, (y) comply in all material respects with all applicable laws and the requirements of all Company Contracts and (z) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it, (ii) retain the services of its present officers and key employees, and (iii) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice.

6.2           Company Forbearances.  Without limiting the generality of Section 6.1, except as set forth in Section 6.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, or by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

                                (a)           (i) adjust, split, combine or reclassify its capital stock, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock except that a wholly owned Subsidiary of the Company may declare and pay dividends to its parent and other wholly owned Subsidiaries of the Company, (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof or issued after the date hereof with Parent’s prior consent under this Section 6.2 or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans), (iv) except as otherwise permitted by this Section 6.2, grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, or issue or commit to issue, sell, grant, dispose of, pledge or otherwise encumber additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof or issued after the date hereof with Parent’s prior consent under this Section 6.2), or voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock or voting securities; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to agreements in effect on the date of this Agreement and except as provided in Section 2.4(b);

(b)           sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or voluntarily permit to become subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its material assets or material properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets and (ii) dispositions of obsolete or worthless assets;

(c)           make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business or division; or make any material purchases of any property or assets, in or from any other Person other than a wholly -owned Subsidiary of the Company, except (i) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Schedule, (ii) as otherwise permitted by this Section 6.2, (iii) for foreclosures or acquisitions of control in a fiduciary, agent or similar capacity or in satisfaction of debts previously contracted in good faith or pursuant to written contracts or agreements entered into prior to the date hereof and (iv) other acquisitions of operating assets in the ordinary course of business consistent with past practice and, in any case, involving consideration in an aggregate amount not in excess of $2,000,000.

(d)           (i) enter into, renew, extend, amend or terminate any Permit or any contract, lease or agreement that is or would be a Company Contract; (ii) enter into or extend the term or scope of any contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area; (iii) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by this Agreement; (iv) amend the Engagement Letter; (v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement (and shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement); or (vi) enter into any new, Company lease for real property, other than a lease for multi-tenant, commercial, office space;

(e)           other than (x) general salary increases, including in connection with promotions, made in the ordinary course of business consistent with past practice, for employees, directors or independent contractors generally or as required by any agreement in effect on the date hereof (true and correct copies of which have been made available or delivered to Parent prior to the date of this Agreement), and (y) bonuses paid to non-executive Company employees in connection with the Merger, not to exceed $5,000 per grant and $100,000 in the aggregate, (i) increase, or commit to increase, in any material respect the compensation or severance payable to any of its employees, directors or independent contractors, (ii) pay any severance, annual incentive payment or benefit in the form of a welfare benefit or discretionary pension or retirement allowance contribution to any employees, directors or independent contractors not required by any existing plan or agreement identified in Section 4.12(a) of the Company Disclosure Schedule or any agreement in effect on the date hereof (true and correct copies of which have been made available or delivered to Parent prior to the date of this Agreement), in any case in this clause (ii) above other than in the ordinary course of business consistent with past practice (including in terms of the amount of such payments on a per person basis, levels of benefits provided, timing of payments, and selection of and eligibility requirements for the applicable recipients), which does not otherwise materially increase the aggregate cost to the Company of paying all such payments and benefits during the period in which this Section 6.2(e) applies, from the aggregate cost to the Company of paying all such payments and benefits during the same period of time in the immediately preceding calendar year, or (iii) except as may be required, or advisable, to comply with applicable law, amend any Company Plan or, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;

(f)            amend the Company Charter Documents or Subsidiary Documents;

(g)           introduce (i) any material new products or services, (ii) any material new customer product or sales compensation or incentive programs or arrangements or (iii) any material new product or sales compensation or incentive programs or arrangements for employees, except, in each of preceding items (i) and (ii), (A) those the material terms of which have been fully disclosed in writing to Parent prior to the date hereof or (B) in the ordinary course of business consistent with past practice;

(h)           enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material operating policies in any material respect;

(i)            make any capital expenditures, except in the ordinary course of business consistent with past practice;

(j)            make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(k)           incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person;

(l)            make or change any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to Taxes or settle or compromise any material Tax liability of the Company or any of its Subsidiaries;

(m)          make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;

(n)           adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(o)           pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge, settlement or satisfaction in accordance with the terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents, (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (iii) a payment, discharge, settlement or satisfaction involving payment by the Company of less than $500,000 individually, or $2,000,000 in the aggregate that is not otherwise permitted under this Section 6.2;

(p)           settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (including any securityholder litigation against the Company and/or its directors relating to the transactions contemplated hereby) that results in a material payment by the Company;

(q)           except as permitted pursuant to Section 7.7, take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied;

(r)            other than in connection with the termination of this Agreement by the Company pursuant to Section 9.1(h), approve an Acquisition Proposal or Superior Proposal for purposes of Section 203 of the DGCL; or

(s)           agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

6.3           No Fundamental Parent Changes.  Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub shall, without the prior written consent of the Company (which consent shall not be unreasonably withheld), (a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.3 not being satisfied, (b) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

7.                                       ADDITIONAL AGREEMENTS

7.1           Proxy Statement; Other Filings.

(a)           As promptly as practicable following the date of this Agreement, (a) the Company shall prepare and file with the SEC the preliminary Proxy Statement, and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC any other filings that are required to be filed by such party with the SEC (“Other Filings”) in connection with the transactions contemplated hereby.  Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement.  Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement.  Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings.  If at any time prior to the

Company Stockholder Meeting, any information relating to the Company, Merger Sub, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and to the extent required by applicable law, disseminated to the stockholders of the Company.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, (x) the party responsible for filing or mailing such document shall (A) provide the other party a reasonable opportunity to review and comment on such document and related correspondence and filings and (B) include in such drafts, correspondence and filings all comments reasonably proposed by the other party and (y) to the extent practicable, the Company and its outside counsel shall consult with Parent and its outside counsel on all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated by this Agreement.

(b)           Subject to the other provisions of this Agreement, including Section 7.4(c), the parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation (which, in the case of pre-merger notification filings under the HSR Act, shall be filed no later than March 20, 2006) to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(c)           Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

7.2           Access to Information.

(a)           Upon reasonable prior notice, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records (including materials filed with or furnished by it or any of its Subsidiaries to any Governmental Entity in compliance with applicable laws), and to its officers, employees (including, with the written consent of the Company with respect to the applicable employee, for the purpose of discussing possible stay bonuses), accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state lending laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.  At the request of Parent, the Company shall comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data room established by the Company prior to the date hereof.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate the rights of its customers, (B) jeopardize the attorney-client privilege of the institution in possession or control of such information, (C) contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice or (D) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened litigation between the parties hereto over the terms of this Agreement.

(b)           All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated October 14, 2005, as amended December 2, 2005, between Parent and the Company (the “Confidentiality Agreement”).

(c)           No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement and the resulting knowledge of Parent shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Parent’s rights under Articles 1, 8 and 9 of this Agreement.

7.3           Stockholder Meeting.  The Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholder Meeting”), as promptly as practicable after the date of this Agreement, solely for the purposes of voting upon the approval of this Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof.  Subject to Section 7.7, the Company Board shall recommend to holders of the shares of Company Common Stock that they approve this Agreement (the “Company Recommendation”) and shall include such recommendations and a copy of the Fairness Opinion in the Proxy Statement.  Subject to Section 7.7, the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or applicable law to obtain such approval.  Prior to the termination of this Agreement in accordance with its terms, and without limiting the generality of the foregoing, the Company’s obligation pursuant to the first sentence of this Section 7.3 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Company Recommendation Change.

7.4           Further Actions.

(a)           Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third Person which is required to be obtained by the Company, Merger Sub or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

7.5           Employees; Employee Benefit Plans.

(a)           Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the “Continuing Employees”) full credit for purposes of eligibility, vesting and calculation of severance or vacation benefits, if applicable, under any employee benefit plans or arrangements maintained by Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time to the extent such limitations did not apply to such employees at the Effective Time, and (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits.

(b)           For a period of one year from and after the Effective Time, and subject to the last sentence of this Section 7.5(b), Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide to the Continuing Employees base salary or wages and annual incentive compensation opportunities, and benefit arrangements that are substantially comparable in the aggregate to such Continuing Employees compensation and benefit arrangements (excluding any retention or change in control compensation or benefits) as of the date hereof.  For purposes of the preceding sentence, all restricted stock, stock options, stock purchase and similar awards shall be disregarded.  From and after the Effective Time, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any of its or their employees relating to severance pay or similar benefits.

(c)           The provisions of this Section 7.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.5) under or by reason of any provision of this Agreement.  Nothing contained in this Section 7.5 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 7.5(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Company Plan in accordance with its terms.

7.6           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, each of Parent and the Surviving Company shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director or officer of the Company prior to the Effective Time (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by Delaware law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses.  In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Company shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party, which consent will not be unreasonably withheld.  The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives.  In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 7.6, the burden of proof shall be on Parent and the Surviving Company to establish that an Indemnified Party is not so entitled.  As used in this Section 7.6(a), (A) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request the Company or any of its Subsidiaries; and (B) the term “Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.6(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.  References to “Delaware law” appearing in this Section 7.6 shall mean the provisions of Delaware law applicable to a Delaware corporation’s indemnification of its directors and officers notwithstanding the fact that individuals who served as a director or officer of the Company did not serve as a director or officer of Parent.

(b)           From and after the Effective Time, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between the Company and any Indemnified Party providing for the indemnification of such Indemnified Party.

(c)           Without limiting any of the obligations under paragraph (a) of this Section 7.6, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company’s Certificate of Incorporation or Bylaws or in the corresponding constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.  From and after the date hereof, the Company shall not enter into indemnification agreements with any director, officer or employee of the Company or any of its Subsidiaries.

(d)           If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be, assume all of the obligations of Parent and the Surviving Company set forth in this Section 7.6.

(e)           As of the Effective Time, Parent, the Surviving Company or the Company (with the election being at Parent’s option) shall have purchased and shall maintain in full force and effect for a period of six (6) years after the Closing Date a prepaid directors’ and officers’ liability insurance policy or policies providing each individual currently covered by the Company’s directors’ and officers’ liability insurance coverage for events occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) that is no less favorable than the Company’s existing policy; provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of the Company than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company from reputable carriers having a rating comparable to the Company’s current carrier.  Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be required to pay an annual premium for the policy or policies in excess of 250% of the annual premium currently paid by the Company for such insurance, provided, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Section 7.6(e) of the Company Disclosure Schedule sets forth the annual premium currently paid by the Company for such insurance.

(f)            The provisions of this Section 7.6 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.  The obligations of Parent or the Surviving Company under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 7.6 without the consent of such affected Indemnified Party.  Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.6.

7.7           No Solicitation.

(a)           The Company shall, and shall cause each of its Subsidiaries, and shall cause their respective officers, directors, employees, representatives and agents (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Company Representatives”) to, immediately cease any existing discussions or negotiations, if any, with any Person that may be ongoing with respect to an Acquisition Proposal and use its commercially reasonable efforts to obtain the return from all Persons or cause the destruction of all copies of confidential information provided to such parties by the Company or the Company

Representatives.  The Company shall not, and shall not authorize or permit any Company Representative to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage an Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal, (ii) furnish or disclose to any Person non-public information with respect to or in furtherance of an Acquisition Proposal, (iii) negotiate or engage in discussions with any Person with respect to or in furtherance of an Acquisition Proposal or (iv) enter into any agreement (whether or not binding) or agreement in principle with respect to an Acquisition Proposal; provided, however, that at any time prior to obtaining approval of the Merger by the Company Required Vote, in response to a bona fide written Acquisition Proposal (x) made after the date hereof that was not solicited by the Company, (y) did not result from a breach of this Agreement and (z) which the Company Board determines in good faith, after consulting with its financial advisors and legal counsel, constitutes or could be reasonably expected to lead to a Superior Proposal, then the Company may, at any time prior to obtaining the Company Required Vote (but in no event after obtaining the Company Required Vote) and after providing Parent not less than 24 hours’ written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) and (B) participate in discussions or negotiations with, and provide draft documents and agreements to, and exchange the same with, the Person making such Acquisition Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Acquisition Proposal, if (prior to furnishing such information to, or entering into such discussions or negotiations with, such Person) the Company receives from such Person an executed confidentiality agreement no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement; provided that the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided or made available to Parent.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.7(a) by the Company, its Subsidiaries or the Company Representatives shall be deemed to be a breach of this Section 7.7(a) by the Company.  The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this Section 7.7(a) within 24 hours of the execution thereof.

(b)           In addition to the other obligations of the Company set forth in this Section 7.7, the Company shall promptly advise Parent, orally and in writing, and in no event later than the later of 48 hours or one Business Day after receipt, if any proposal, offer, inquiry or other contact is initially received by, any information is initially requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall keep Parent fully informed of all material developments affecting the status and material terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with written materials received by the Company that set forth the terms of such proposals, offers, inquiries or requests).

(c)           Except as set forth in this Section 7.7(c), the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement (whether or not binding) or agreement in principle with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.7(a)).  Notwithstanding the foregoing, in response to the receipt of an Acquisition Proposal that was not received as a result of a breach of this Agreement, if the Company Board (A) determines in good faith by resolution duly adopted after consultation with its legal counsel and financial advisors that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith, after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then the Company Board may, in response to such Superior Proposal, withdraw, or modify or change in a manner adverse to Parent (including recommend a Superior Proposal), the Company Recommendation (a “Company Recommendation Change”); provided, however, the Company shall not make a Company Recommendation Change (i) until after the third Business Day following Parent’s receipt of written notice from the Company (the “Notice”) containing a description of the material terms of such Acquisition Proposal, the most current version of the written agreement relating to the Acquisition Proposal and, advising Parent that the Company Board has determined that such Acquisition Proposal is a Superior Proposal and that the Company Board intends to effect a Company Recommendation Change and (ii) unless Parent, within three Business Days following the receipt of the Notice, has failed to make a proposal that the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of the Company from a financial point of view as such Superior Proposal, provided that during such three Business Day period, the Company shall negotiate in good faith with Parent, to the extent that Parent wishes to negotiate.

(d)           Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, provided that the making of any such disclosure shall not affect the rights of Parent as set forth in this Agreement.

(e)           As used in this Agreement:

(i)            “Acquisition Proposal” means any inquiry, proposal or offer relating to (i) the acquisition of more than 15% of the outstanding shares of capital stock or any other voting securities of the Company by any Person (other than Parent or an Affiliate thereof), (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person (other than Parent or an Affiliate thereof) acquiring 15% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of

Subsidiaries of the Company), (iii) any other transaction which would result in a  Person (other than Parent or an Affiliate thereof) acquiring 15% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole (including capital stock of ubsidiaries of the Company), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise) or (iv) any combination of the foregoing.

(ii)           “Superior Proposal” means a bona fide written offer obtained not in breach of this Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis made by a third party which is either (x) not subject to a financing contingency or (y) accompanied by firm written financing commitments from recognized financing sources not subject to any due diligence conditions (other than customary confirmatory due diligence) and which, together with any available cash on hand, are sufficient to fund the cash portion of the offer and which written offer is otherwise on terms and conditions which the Company Board determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation and outside counsel) to be more favorable to the Company’s stockholders than the Merger and the other transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, whether the Acquisition Proposal is subject to a financing contingency, the availability of financing and the expectation of obtaining required approvals).

7.8           Standstill.  Until the earlier of the Effective Time or the termination of this Agreement, neither Parent nor any of its Affiliates shall (a) purchase any shares of Company Common Stock or any security of the Company that is convertible into Company Common Stock in the open market or in privately negotiated transactions, except for purchases in the ordinary course of business of the financial services businesses of General Electric Company or any of its Affiliates (including any pension, retirement or employee benefit fund), other than Parent and Merger Sub, including brokerage, money management, financing, financial advisory, arbitrage, sales, trading and passive market making activities, or (b) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act), except as may result from the Voting Agreement, in connection with any of the foregoing or (c) prior to the termination of this Agreement, commence a tender offer or exchange offer at a price per share below the Merger Consideration.

7.9           Section 16 Matters.  Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act

7.10         Voting Agreement.  The Company shall not register the transfer of any Certificate representing any Stockholder Shares (as defined in the Voting Agreement) made or attempted to be made in violation of the Voting Agreement.

7.11         Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any written notice or other written communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company or to the knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby and (iii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however,  that the failure to deliver any notice pursuant to this Section 7.11 shall not be considered in determining whether the condition set forth in Section 8.2(b) or 8.3(b) has been satisfied except to the extent that a party hereto is actually materially prejudiced by such failure to give notice.

8.                                       CONDITIONS PRECEDENT

8.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  The plan of merger contained in this Agreement shall have been approved by the Company Required Vote.

(b)           HSR Compliance.  The applicable waiting period under the HSR Act shall have expired or been terminated.

(c)           Foreign Antitrust Compliance.  The applicable filings, approvals or expiration or termination of any applicable waiting period under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration or termination are required by law to be made, obtained, expired or terminated prior to Closing shall have been made, obtained, expired or terminated.

(d)           No Injunctions or Restraints; Illegality.  No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity that prohibits or makes illegal the consummation of the Merger (collectively, “Restraints”).

8.2           Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties in Sections 4.2, 4.3(a) and 4.9(a)) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect.  The representations and warranties in Sections 4.2, 4.3(a) and 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than immaterial numerical inaccuracies in Section 4.2).  Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c)           No Litigation.  There shall not be any action, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Entity in which a Governmental Entity is the only party (other than the parties hereto) that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other transactions contemplated herein, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Company, (iii) constitute or result in a Governmental Investigation or result in Governmental Damages being imposed on Parent or the Surviving Company or any of their respective Affiliates under their control after consummation of the Merger, (iv) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the transactions contemplated hereby, of Parent and its Subsidiaries, taken as a whole or (v) as a result of the transactions contemplated hereby, compel Parent or any of its Affiliates to dispose of or hold separate any material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole.

(d)           No Restraint.  No Restraint that results in any of the effects referred to in Section 8.2(c) shall be in effect.

(e)           Director Resignations.          Parent shall have received written resignation letters from each of the members of the Company Board and the boards of directors of its Subsidiaries (or other persons performing similar functions), effective as of the Effective Time.

(f)            Appraisal Rights.  Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Section 262 of the DGCL by the stockholders of the Company with respect to more than fifteen percent (15%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

(g)           FIRPTA Certificate.  Parent shall have received from the Company a certificate complying with Treasury Regulation Section 1.897-2(g)(1)(ii) that states that interests in the Company are not “United States real property interests.”

(h)           Sarbanes-Oxley Certifications.  With respect to any applicable reports of the Company filed with the SEC after the date of this Agreement, neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide the necessary certifications (i) as and in the form required under Section 302 of the Sarbanes-Oxley Act of 2002 and (ii) as required under Section 906 of the Sarbanes-Oxley Act of 2002 and in substantially the form previously filed by the Company.

(i)            Definitions.  As used in this Agreement:

(1)           “Governmental Damages” shall mean (i) any penalties or fines paid or payable to a Governmental Entity, or (ii) any restitution paid or payable to a third party, in the case of each of clauses (i) and (ii), resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing a Governmental Investigation; provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages.

(2)           “Governmental Investigation” shall mean an investigation of the Company or any of its Subsidiaries by a Governmental Entity for the purpose of imposing criminal sanctions; provided, however, that an investigation of multiple unrelated companies, including the Company or any of its Subsidiaries, concerning the same or substantially similar matters shall not constitute a “Governmental Investigation.”

8.3           Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect; provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

9.                                       TERMINATION AND AMENDMENT

9.1           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding any requisite approval of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)           by mutual consent of Parent and the Company in a written instrument, if the board of directors of each so determines;

(b)           by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c)           by either Parent or the Company if the Effective Time shall not have occurred on or before June 30, 2006 (the “Termination Date”); provided, however, that:

(i)            the Termination Date shall be automatically extended for two months if, on the Termination Date, the conditions set forth in Section 8.1(b) or Section 8.1(c) shall not have been satisfied or waived; provided, however, that (A), subject to clause (ii) below, at the Termination Date, each of the other conditions to the consummation of the Merger set forth in this Agreement (other than the condition set forth in Section 8.1(a)) has been satisfied or waived or remains capable of satisfaction and (B) any approvals and termination of waiting periods required by Sections 8.1(b) or Section 8.1(c) are being pursued diligently and in good faith; and

(ii)           the Termination Date shall be automatically extended until two Business Days after the Company Stockholder Meeting or any adjournment thereof if, on the Termination Date, the condition set forth in Section 8.1(a) shall not have been satisfied or waived and no vote to obtain the Company Required Vote had previously been held; provided, however, that, subject to clause (i) above, at the Termination Date, each of the other conditions to the consummation of the Merger set forth in this Agreement (other than the conditions set forth in Section 8.1(b) or Section 8.1(c)) has been satisfied or waived or remains capable of satisfaction;

and provided further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before the original Termination Date of June 30, 2006;

(d)           by Parent if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.2(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) Business Days after notice to the Company;

(e)           by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent and Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements herein such that the condition set forth in Section 8.3(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) Business Days after notice to Parent and Merger Sub;

(f)            by either Parent or the Company if the condition set forth in Section 8.1(a) is not satisfied at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(g)           by Parent if the Company Board or any committee of the Company Board (i) shall have effected a Company Recommendation Change, (ii) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal, (iii) shall not have rejected any proposal respecting an Acquisition Proposal within 10 Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer), (iv) shall have failed to publicly reconfirm the Company Recommendation or its approval of any of the transactions contemplated hereby within seven days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal, or (v) shall have failed to include in the Proxy Statement distributed to the Company’s stockholders its recommendation that stockholders approve this Agreement and the Merger; or

(h)           by the Company if (i) the Company has followed the provisions of Section 7.7, (ii) the Company Required Vote theretofore has not been obtained and (iii) substantially contemporaneously with such termination the Company enters into a definitive agreement providing for a Superior Proposal in accordance with Section 7.7; provided, that prior to such termination or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with the procedures of Section 9.2 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

9.2           Effect of Termination.

(a)           In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided, further, that the Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub under circumstances where the Termination Fee is payable by the Company.

(b)           The Company shall pay Parent, by wire transfer of immediately available funds, the sum of $23.5 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated pursuant to Section 9.1(g),  then the Company shall pay the entire Termination Fee to Parent on the second Business Day after the date of the event giving rise to the obligation to make such payment;

(ii)           if this Agreement is terminated by (A) Parent pursuant to Section 9.1(d) if the breach giving rise to such termination was willful, (B) by either Parent or the Company pursuant to Section 9.1(f), or (C) by either Parent or the Company pursuant to Section 9.1(c) (and at the time of such termination a vote to obtain the Company Required Vote has not been held), then, in the event that (1) after the date hereof and prior to the Termination Date any Person (other than Parent or any of its Affiliates) shall have publicly made, proposed, communicated or publicly disclosed an intention to make a bona fide Acquisition Proposal and (2) within twelve (12) months of the Termination Date the Company enters into a definitive agreement with any Person with respect to an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) or any Acquisition Proposal is consummated by such Person (with all percentages in the definition of Acquisition Proposal increased to 50%), then the Company shall pay, or cause to be paid to, Parent the Termination Fee upon the consummation of any such Acquisition Proposal; and

(iii)          if this Agreement is terminated by the Company pursuant to Section 9.1(h), the Company shall pay the entire Termination Fee to Parent as provided in Section 9.1(h).

(c)           Any amount that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.  For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d)           The Company and Parent agree that the agreement contained in Section 9.2(b) is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty.

9.3           Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote, there may not be any amendment of this Agreement which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company’s stockholders (which prohibited amendments include but are not limited to any amendments of this Agreement which decrease the Merger Consideration or which adversely affect the rights of the Company’s stockholders hereunder without the prior approval of such stockholders).  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.                                 GENERAL PROVISIONS

10.1         Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.2         Expenses.  Except as provided in Section 9.2 hereof, all Transaction Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including any SEC filing fees).  As used herein, “Transaction Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the filing of any required notices under applicable antitrust laws or other regulations and all other matters related to the Merger and the other transactions contemplated hereby.

10.3         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

NBC Universal, Inc.

30 Rockefeller Plaza
New York, NY 10112
Attention: General Counsel
Facsimile: 212 664 2147

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Raymond O. Gietz, Esq.
Facsimile: (212) 310-8007

(b) if to the Company, to:

iVillage Inc.
500-512 Seventh Avenue
New York, NY 10018

Attention: Douglas W. McCormick
Facsimile: (212) 600-6100

with a copy to:

Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attention: Richard V. Smith, Esq.
Facsimile: (415) 773-5759

10.4         Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective officers, directors, Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.  This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.  All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.

10.5         Counterparts; Facsimile.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Signatures transmitted by facsimile shall be accepted as originals for all purposes of this Agreement.

10.6         Entire Agreement.  This Agreement (together with the documents, schedules and the instruments referred to herein or delivered herewith) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

10.7         Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

10.8         Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law).  Each of the parties hereto irrevocably submit to the exclusive jurisdiction and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any court of the State of Delaware or the United States District Court for the District of the State of Delaware) for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against any other party hereto and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action suit or proceeding relating to this Agreement other than in such court.  Each party hereto irrevocably and unconditionally waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit action or proceeding brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum.  Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court.  Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

10.9         Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.10       Publicity.  Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of any applicable stock exchange (including the NASDAQ National Market).  The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

10.11       Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except as otherwise specifically provided in Section 7.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

10.12       Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

NBC UNIVERSAL, INC.

By:	/s/ Lynn A. Calpeter
Name: Lynn A. Calpeter
Title: Chief Financial Officer

iVILLAGE INC.

By:	/s/ Douglas W. McCormick
	Name:	Douglas W. McCormick
	Title:	Chairman of the Board and Chief Executive Officer

iVILLAGE ACQUISITION CORP.

By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Vice President